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                                                                      Exhibit 11

                        Horace Mann Educators Corporation
                       Computation of Net Income per Share
         For the Three and Nine Months Ended September 30, 2002 and 2001
                  (Amounts in thousands, except per share data)

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
                                                            Three Months Ended          Nine Months Ended
                                                               September 30,             September 30,
                                                          -----------------------   -----------------------
                                                             2002         2001         2002         2001
                                                          ----------   ----------   ----------   ----------
Basic - assumes no dilution:

Net income (loss) for the period                          $      549   $    9,057   $   (2,214)  $   20,829
                                                          ----------   ----------   ----------   ----------
Weighted average number of common
 shares outstanding during the period                         40,850       40,659       40,823       40,579
                                                          ----------   ----------   ----------   ----------
Net income (loss) per share - basic                       $     0.02   $     0.22   $    (0.05)  $     0.51
                                                          ==========   ==========   ==========   ==========
Diluted - assumes full dilution:

Net income (loss) for the period                          $      549   $    9,057   $   (2,214)  $   20,829
                                                          ----------   ----------   ----------   ----------
Weighted average number of common
 shares outstanding during the period                         40,850       40,659       40,823       40,579
Weighted average number of common
 equivalent shares to reflect the dilutive
  effect of common stock equivalent securities:
    Stock options                                                  8          185          163          122
    Common stock units related to Deferred
     Equity Compensation Plan for Directors                      137          119          137          119
    Common stock units related to Deferred
     Compensation Plan for Employees                              30           14           30           14
                                                          ----------   ----------   ----------   ----------
Total common and common equivalent
 shares adjusted to calculate diluted
 earnings per share                                           41,025       40,977       41,153       40,834
                                                          ----------   ----------   ----------   ----------
Net income (loss) per share - diluted                     $     0.02   $     0.22   $    (0.05)  $     0.51
                                                          ==========   ==========   ==========   ==========
Percentage of dilution compared
 to basic net income per share                                   0.0%         0.0%         0.0%         0.0%
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